Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Deborah S. Lorenz

Vice President, Investor Relations and

Corporate Communications

Lipid Sciences, Inc.

925-249-4031

dlorenz@lipidsciences.com

Donald C. Weinberger

Wolfe Axelrod Weinberger Associates, LLC

212-370-4500

don@wolfeaxelrod.com

FOR IMMEDIATE RELEASE:

August 9, 2005

LIPID SCIENCES, INC. REPORTS FINANCIAL RESULTS FOR THE

SECOND QUARTER 2005

Safety of HDL Therapy Established in Non-Human Primate Study

IDE Submission/Approval and Human Clinical Trial Launch on Track for Q4 2005/Q1 2006

PLEASANTON, Calif., August 9, 2005 – Lipid Sciences, Inc. (Nasdaq:LIPD) today reported financial results for the second quarter and six months ended June 30, 2005.  Lipid Sciences is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications in which lipids, or fat components, play a key role.  These medical indications include cardiovascular disease and viral infections, such as those caused by Human Immunodeficiency Virus (HIV).

For the second quarter of 2005, the Company reported a net loss of $2.6 million, or $0.11 per share on a basic and diluted basis.  This compares with a net loss of $3.6 million, or $0.14 per share, on a basic and diluted basis, for the same period in 2004.  Operating expenses of $2.7 million for the second quarter of 2005 declined 22%, from $3.5 million reported during the same period in 2004.  Operating expenses for the second quarter of 2005 include expenditures associated with our ongoing project to comply with Section 404 of the Sarbanes-Oxley Act of 2002 by December 31, 2005, the Company’s fiscal year end.  Research and development expenses, which accounted for 68% of the Company’s operating expenses, decreased to $1.9 million from $2.7 million in the same period last year.  The decrease of 29% was due primarily to reductions in: stock compensation expenses, costs associated with the Company’s HDL Therapy non-human primate study, and corporate facility expenses.  This decrease was offset by expenses related to the anticipated submission of the Company’s Investigational Device Exemption (IDE) application to the Food and Drug Administration (FDA) and the anticipated initiation of a human clinical trial of our HDL Therapy Platform.

For the six months ending June 30, 2005, the Company reported a net loss of $5.0 million, or $0.20 per share, on a basic and diluted basis.  This compares with a net loss of $6.2 million or $0.25 per share, on a basic and diluted basis, for the same six-month period in 2004.  For the six months ended June 30, 2005, operating expenses decreased by 19% to $5.2 million from $6.4 million for the same period in the previous year for the reasons stated above.  Research and development expenses, which accounted for 67% of the Company’s operating expenses, for the six months ended June 30, 2005 decreased 22% to $3.5 million from $4.5 million for the same period last year.

At June 30, 2005, the Company had approximately $13.8 million in cash, cash equivalents, and short-term investments.  The Company anticipates that sufficient capital is available to fund its operations, including current development projects, through at least the first half of 2006.  The Board of Directors continues to consider third-party inquiries and explore strategic alternatives.

Dr. S. Lewis Meyer, President and Chief Executive Officer, commented, “We have met a major milestone by establishing the safety of our HDL Therapy Platform in our non-human primate study.  This safety data is a key component of our Investigational Device Exemption submission to the FDA for approval prior to our initiation of a human clinical trial.  We have now selected key development partners for device and disposable manufacture, regulatory compliance, and clinical trial support.  Prudent cash management has enabled us to maintain financial flexibility as we continue to achieve major milestones across both our HDL Therapy and Viral Immunotherapy Platforms.  As a result, we are able to extend the time horizon for our available capital to invest in moving our development programs forward through at least the first half of 2006.”

Lipid Sciences’ Chief Scientific Director Delivers a Plenary Session Presentation at International Symposium:  H. Bryan Brewer, Jr., M.D., Lipid Sciences’ Vice Chairman, Chief Scientific Director and Chairman of the Company’s Scientific Advisory Board made an invited Plenary Session presentation on July 15, 2005 at the International Symposium on Triglycerides and HDL:  Role in Cardiovascular Disease and the Metabolic Syndrome, sponsored by the Giovanna Lorenzini Medical Foundation.  Dr. Brewer’s presentation was entitled “Increasing HDL as an Emerging Approach to the Treatment of CVD.”  In addition, Frank M. Sacks, M.D., Professor of Cardiovascular Disease Prevention, Harvard School of Public Health, and a member of Lipid Sciences’ Scientific Advisory Board, moderated a workshop at the Symposium.

Lipid Sciences Completes Data Analysis of Non-Human Primate Study:  The data showed the Company’s HDL Therapy process to be safe and well-tolerated within this study population of African green monkeys.  The study animals were monitored before, during, and after each of 12 weekly infusions of plasma delipidated using the proprietary process and device developed by Lipid Sciences.  The data included over 3,000 assays of blood chemistry and physiological variables, such as blood pressure, heart rate, temperature, and respiration rate, collected throughout the study.  No significant changes in any of the monitored variables were noted.

Lipid Sciences’ HDL Therapy Platform is in development as a potential treatment for atherosclerosis, a disease of blood vessels, caused by the build-up of cholesterol-filled plaques in the coronary arteries.  This safety data is a critical component of the Company’s IDE submission to the FDA for review and approval prior to the planned initiation of a human clinical trial.  The Company anticipates that the submission of an IDE to the FDA, the approval of the IDE submission, and the initiation of a planned human clinical trial of our HDL Therapy Platform should occur during the fourth quarter of 2005 and the first quarter of 2006.

Newsweek’s Special Health Issue Highlights Lipid Sciences’ HDL Therapy: In the Newsweek special issue: The Future of Medicine—Your Health in the 21st Century, Lipid Sciences’ patented process of removing lipids from targeted proteins in human blood plasma is highlighted in an article entitled, “Fine-

Tuning Heart Health.”  The article is co-authored by Dr. Frank M. Sacks, Professor of Nutrition and Medicine at Harvard School of Public Health and Harvard Medical School, and a member of Lipid Sciences’ Scientific Advisory Board, and Patrick J. Skerrett, editor of the Harvard Heart Letter.

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, in which lipids, or fat components, play a key role.  The Company’s technologies are based on a unique patented process, known as delipidation, which selectively and rapidly removes lipids, such as cholesterol, from targeted lipoproteins or viruses circulating in blood plasma without disrupting the non-targeted plasma protein function.  The Company’s HDL Therapy Platform is aimed at developing treatments for the reversal of atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries.  If left untreated, these plaques are highly vulnerable to rupture and to blood clot formation, which can result in a fatal myocardial infarction (heart attack).  Regression of such plaques may have a major impact on reducing the risk of acute coronary events.  The Company’s Viral Immunotherapy Platform is focused on the removal of the lipid coatings from lipid-enveloped viruses and other lipid-containing infectious agents by application of Lipid Sciences’ delipidation technology.  The Company believes that removing the virus’ protective lipid coating exposes otherwise hidden viral proteins, to stimulate the body’s immune system to effectively fight the disease.  Conditions that could potentially be impacted by this technology include HIV, Hepatitis B and Hepatitis C, West Nile, SARS and influenza.

Forward-Looking Statements:  This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact.  The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release.  Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements.  Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  In addition to those risk factors, other factors that could cause actual results to differ materially include the following:  Our inability to obtain adequate funds; our technology not proving to be safe or effective; our inability to obtain regulatory approval for our technology, which is only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International B.V.; our reliance on collaborations with strategic partners and consultants; competition in our industry, including the development of new products by others that may provide alternative or better therapies; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; and our dependence on key personnel.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q.  Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.  Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com.  If you would like to receive our press releases via email, please contact: info@lipidsciences.com.

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Period from Inception (May 21, 1999) to June 30,
(In thousands, except per share amounts)	2005	2004	2005	2004	2005

Grant Revenue	$1	$—	$1	$—	$33
Operating expenses:
Research and development	1,872	2,655	3,495	4,482	48,574
Selling, general and administrative	861	854	1,709	1,921	21,264
Total operating expenses	2,733	3,509	5,204	6,403	69,838
Operating loss	(2,732)	(3,509)	(5,203)	(6,403)	(69,805)
Interest and other income	102	23	189	211	3,317
Loss from continuing operations	(2,630)	(3,486)	(5,014)	(6,192)	(66,488)
Income tax benefit	—	—	—	—	8,004
Net loss from continuing operations	(2,630)	(3,486)	(5,014)	(6,192)	(58,484)
Discontinued operations:
Income/(loss) from discontinued operations	—	(76)	—	(14)	582
Income tax expense	—	—	—	—	(179)
Income/(loss) from discontinued operations - net	—	(76)	—	(14)	403
Net loss	$(2,630)	$(3,562)	$(5,014)	$(6,206)	$(58,081)

Loss per share – basic and diluted:
Net loss per share continuing operations	$(0.11)	$(0.14)	$(0.20)	$(0.25)
Net loss per share discontinued operations	$0.00	$0.00	$0.00	$0.00
Net loss per share	$(0.11)	$(0.14)	$(0.20)	$(0.25)

Weighted average number of common shares outstanding – basic and diluted	24,920	24,659	24,916	24,548

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Balance Sheet (Unaudited)

(In thousands, except share amounts)	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$3,881	$4,640
Short-term investments	9,918	12,414
Prepaid expenses	177	313
Restricted cash	—	105
Other current assets	10	11
Assets held for sale	—	1,167
Total current assets	13,986	18,650
Property and equipment	448	436
Long-term lease deposits	19	—
Total assets	$14,453	$19,086
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,505	$863
Accrued related party royalties	500	750
Accrued compensation	372	542
Income taxes payable	4	—
Other current liabilities	—	20
Total current liabilities	2,381	2,175
Deferred rent	3	—
Total liabilities	2,384	2,175

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and issuable; no shares outstanding	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 24,921,763 and 24,912,263 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	25	25
Additional paid-in capital	70,125	69,953
Deficit accumulated in the development stage	(58,081)	(53,067)
Total stockholders’ equity	12,069	16,911
Total liabilities and stockholders’ equity	$14,453	$19,086